Exhibit 5.3

July 16, 2010

IN-TER-SPACE Services, Inc.

200 East Basse Road

San Antonio, TX 78209

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Pennsylvania counsel to IN-TER-SPACE Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s proposed guarantees, along with certain other guarantors under the Indentures (as defined below), of $500,000,000 in aggregate principal amount of the Issuer’s 9.25% Series A Senior Notes due 2017 (the “Series A Exchange Notes”) and $2,000,000,000 in aggregate principal amount of the Issuer’s 9.25% Series B Senior Notes due 2017 (the “Series B Exchange Notes,” and collectively with Series A Exchange Notes, the “Exchange Notes”). The Exchange Notes are to be issued by Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on July 7, 2010, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Series A Exchange Notes and Series B Exchange Notes will be guaranteed by the Company (the “Guarantees”), along with certain other guarantors. The Series A Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 9.25% Series A Senior Notes due 2017, dated as of December 23, 2009, as supplemented (as may be further amended or supplemented from time to time, the “A Note Indenture”), among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”). The Series B Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 9.25% Series B Senior Notes due 2017, dated as of December 23, 2009 (as may be amended or supplemented from time to time, the “B Note Indenture,” and together with the A Note Indenture, the “Indentures”), among the Issuer, the guarantors thereof and the Trustee.

In our capacity as Pennsylvania counsel, we have examined copies of executed originals or of counterparts of the following documents, each dated the date hereof, unless otherwise noted:

(a) the Registration Statement;

IN-TER-SPACE Services, Inc.

July 16, 2010

(b) the Indentures (including the Guarantees contained therein);

(c) the Company’s Articles of Incorporation and Bylaws each certified as of the date hereof to us by the secretary of the Company (collectively, the “Company Charter Documents”);

(d) a copy of the subsistence certificate issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated July 16, 2010 (the “Subsistence Certificate”); and

(e) a written consent of the board of directors of the Company with respect to the issuance of the Guarantees;

The opinion given in paragraph 1 below is based solely upon the Subsistence Certificate.

We have reviewed such other documents and made such examinations of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinion also without independent verification, on representations made in the Indentures and certificates and other inquiries of officers of the Company.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indentures and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indentures and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indentures and such other agreements, instruments and documents and (iii) that the Indentures and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Company, enforceable against each such other party in accordance with their respective terms.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation that is validly subsisting under the laws of the Commonwealth of Pennsylvania.

2. The Company has the corporate power to enter into and perform its obligations under the Indentures.

3. The Indentures have been duly authorized, executed and delivered by the Company.

4. The execution and delivery by the Company of the Indentures, the consummation of the transactions contemplated thereby and compliance by the Company with its obligations under the Indentures, (a) will not contravene any provision of the Company Charter Documents and (b) does not violate any law of the Commonwealth of Pennsylvania that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by the Indentures.

IN-TER-SPACE Services, Inc.

July 16, 2010

5. No consent, waiver, approval, authorization or order of any Pennsylvania court or governmental authority of the Commonwealth of Pennsylvania or any political subdivision thereof is required for the issuance by the Company of the Guarantees, except such as may be required under (a) the Securities Act or the Securities Exchange Act of 1934, as amended, and (b) any state securities or blue sky laws, rules and regulations.

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without in each instance our prior written consent, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).

Very truly yours,

/s/ Ballard Spahr LLP